As filed with the Securities and Exchange Commission on January 30, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THERAPIX BIOSCIENCES LTD.

(Exact name of registrant as specified in its charter)

State of Israel	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4 Ariel Sharon Street HaShahar Tower, 16th Floor Givatayim 5320047, Israel Tel: +972-3-6167055	C T Corporation System 28 Liberty St, 42nd Floor New York, New York 10005 Tel: 212-894-8940
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq. Howard E. Berkenblit, Esq. David Huberman, Esq. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: 212-660-3000	Yuval Horn, Adv. Roy Ribon, Adv. Horn & Co. Amot Investment Tower 2 Weizmann St. Tel-Aviv 6423902, Israel Tel: +972-3-637-8200	Charles E. Phillips, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Tel: 212-370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)(3)		Amount of Registration Fee(4)
Ordinary Shares, par value NIS 0.1 per share, as represented by American Depositary Shares	$		$
Warrants to purchase American Depositary Shares(5)
Ordinary shares underlying the American Depositary Shares issuable upon exercise of Warrants(6)	$		$
Total		$8,000,000		$1,038.40

(1)	The Ordinary Shares will be represented by American Depositary Shares, or ADSs, each of which currently represents forty Ordinary Shares. A separate Registration Statement on Form F-6 (Registration No. 333-197059) has been filed for the registration of ADSs issuable upon deposit of the Ordinary Shares.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Ordinary Shares registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the offering price of additional shares that the underwriter has the option to purchase to cover over-allotments, if any.

(4)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(5)	No separate fee is required pursuant to Rule 457(i) of the Securities Act. (6) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to % of the public offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 30, 2020

American Depositary Shares

Representing Ordinary Shares

Warrants to Purchase American Depositary Shares

THERAPIX BIOSCIENCES LTD.

We are offering up to     American Depositary Shares, or ADSs, and warrants to purchase up to     ADSs, or Warrants. The Warrants will have an exercise price of $        per ADS, will be exercisable immediately and will expire five years from the date of issuance. Each ADS represents fifty of our ordinary shares, par value NIS 0.10, or Ordinary Shares.

The ADSs issuable from time to time upon exercise of the Warrants and the Ordinary Shares underlying the ADSs are also being offered by this prospectus. We refer to the ADSs, the Warrants, the ADSs issued or issuable upon exercise of the Warrants, and the underlying Ordinary Shares being offered hereby, collectively, as the securities. See “Description of the Offered Securities” for more information.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “TRPX.” The last reported sale price of our ADSs on January 28, 2020 was $0.67 per ADS. The actual offering price per ADS in this offering will be determined between us and the underwriter at the time of pricing, and may be at a discount to the current market price for our ADSs. We are offering all of the ADSs and Warrants offered by this prospectus.

There is no established public trading market for the Warrants, and we do not intend to list the Warrants on any securities exchange or automated quotation system.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Per Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to us (before expenses)(2)	$	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses and the underwriters will receive compensation in addition to underwriting discounts and commissions. See “Underwriting” beginning on page 33 of this prospectus for additional disclosure regarding underwriter compensation and offering expenses.

(2)	Does not include proceeds from the exercise of the warrants in cash, if any.

We have granted a 45-day option to the underwriter to purchase up to      additional ADSs and Warrants solely to cover over-allotments, if any.

The underwriter expects to deliver the ADSs to the purchasers in this offering on or about      , 2020.

Roth Capital Partners

The date of this prospectus is     , 2020

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You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are offering to sell our securities, and seeking offers to buy our securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Therapix” refer to Therapix Biosciences Ltd.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes appearing at the end of this prospectus.

Our Company

We are a specialty clinical-stage pharmaceutical company. Our focus is creating and enhancing a portfolio of technologies and assets based on cannabinoid therapies. With this focus, the company is currently engaged in the following development programs based on Δ9-tetrahydrocannabinol, or THC, and/or non-psychoactive cannabidiol, or CBD: THX-110 for the treatment of Tourette syndrome and for the treatment of obstructive sleep apnea; THX-160 for the treatment of pain; and THX-210 for the treatment of autism spectrum disorder and epilepsy.

THX-110 is a combination therapy candidate based on two components: (1) THC, which is the major cannabinoid molecule in the cannabis plant, and (2) CannAmide™, a proprietary PEA formulation. PEA is an endogenous fatty acid amide that belongs to the class of nuclear factor agonists, which are molecules that regulate the expression of genes. We believe that the combination of THC and PEA may induce a reaction known as the “entourage effect,” which has strong potential to treat Tourette syndrome and obstructive sleep apnea.

THX-160 is a novel pharmaceutical preparation containing a CB2 Receptor agonist for the treatment of pain. This innovative CB2 receptor agonist was synthesized by Raphael Mechoulam, Ph.D., Professor of Medicinal Chemistry at the Hebrew University, and a member of the Therapix Scientific Advisory Board

Modulating CB2 receptor activity by selective CB2 receptor agonists holds unique therapeutic potential for addressing pain conditions.

Also based on the “entourage effect,” we are developing THX-210, a proprietary novel preparation candidate containing non-psychoactive CBD and CannAmide. THX-210 is intended for the treatment of autism spectrum disorder and epilepsy.

Pursuant to the positive results obtained in the phase IIa Tourette Syndrome (TS), a study conducted at Yale School Of Medicine, USA, Therapix develops a regulatory dossier to be submitted to the BfArM for its TS program (THX-110). In addition, we announced in November 2019 positive topline results from our Phase IIa clinical study in obstructive sleep apnea, suggesting that THX-110, positively affects symptoms in adult subjects with obstructive sleep apnea. Following the recent successful completion of the Phase IIa OSA clinical study the company is now assessing business, and clinical strategies for further development of this program. Similarly, positive results in a pre-clinical study consisted of in vitro tests which showed synergy between CBD and PEA, we announced in December 2019 progression of THX-210 into a clinical stage, and our plans to initiate a randomized, double blind placebo controlled study to evaluate the efficacy, safety and tolerability of THX-210 in treating patients with ASD. For our proprietary THX-160, we plan to continue the pre-clinical studies by developing multiple tests for mechanism of action evaluation and identifying pain indication and formulation development.

Also, on January 8, 2019, we announced that while we have terminated the employment of all of our employees except for our Interim Chief Executive Officer, Dr. Ascher Shmulewitz. We have not initiated any bankruptcy or liquidation proceedings and have no current intentions to do so. The termination of our employees was carried out in order to preserve capital while we pursue strategic and additional fund raising opportunities, including potential business combination transactions.

All of our employees will continue to be employed by the Company through their respective termination notice periods, which is at least through the end of January 2020. Our Chief Financial Officer and Chief Technologies Officer each have a notice period of three months, and accordingly will remain in office until the end of March 2020. Subject to securing additional funding, we intend to re-employ necessary employees to continue our operations. Accordingly, without additional funding in the immediate future, we will not have the resources to continue to advance our operations.

Risks Associated with Our Business

Our business, and investing in our securities, are subject to numerous risks, as more fully described in the section entitled “Risk Factors” beginning on page 7 and other risk factors contained in the documents incorporated by reference herein. You should read these risks before making a decision to invest in our securities. If any of these risks actually occur, our business, financial condition or results of operations would likely be materially adversely affected. In each case, the trading price of our securities would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

●	we are a specialty clinical-stage pharmaceutical company and have a limited operating history on which to assess our business, have incurred significant losses since our inception, including a net loss of approximately $49.5 million, and anticipate that we will continue to incur significant losses for the foreseeable future. Based on the projected cash flows and our current cash balance, our management is of the opinion that without further fund raising we do not currently have sufficient cash or resources to continue advancing our activities. As a result, there is substantial doubt about our ability to continue as a going concern;

●	due to current lack of funding, we terminated the employment of all of our employees except for our Interim Chief Executive Officer. While we intend to reengage our employees once we secure the necessary funds, there can be no assurance that we will be able to secure such funding or to reengage our employees;

●	we are heavily dependent upon the success of our product candidates, which are in the early stages of development. We have not conducted any pivotal clinical trials, and we cannot provide any assurance that the FDA or other regulatory agencies will allow us to conduct clinical trials;

●	our competitors may develop or commercialize product candidates faster or more successfully than us;

●	we may rely on third parties to help conduct our pre-clinical studies and clinical trials;

●	even if our product candidates receive FDA and other regulatory agency approval, our products will be subject to controlled substances laws and regulations, and any failure by us to comply with such laws and regulations could harm our reputation and operating results;

●	if we are unable to obtain and maintain effective intellectual property rights for our technologies, product candidates or any future product candidates, we may not be able to compete effectively in our markets; and

●	our future success depends in part upon our ability to reengageour executive and scientific teams, and to attract, retain and motivate other qualified personnel.

Corporate Information

We were incorporated under the laws of the State of Israel on August 23, 2004. Our registered office and principal place of business is located at 4 Ariel Sharon Street, HaShahar Tower, 16th Floor, Givatayim 5320047, Israel. Our telephone number in Israel is: +972-3-6167055. Our website address is http://therapixbio.com. The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the securities that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file reports with the United States Securities and Exchange Commission, or SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. We also present financial statements pursuant to IFRS instead of pursuant to U.S. generally accepted accounting principles. Furthermore, although the members of our management and supervisory boards will be required to notify the Israeli Securities Authority, of certain transactions they may undertake, including with respect to our Ordinary Shares, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted, and follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

THE OFFERING

Ordinary Shares currently outstanding	Ordinary Shares

ADSs offered by us	ADSs representing Ordinary Shares.

Warrants offered by us	Warrants to purchase up to ADSs representing Ordinary Shares.

Ordinary Shares to be outstanding after this offering	Ordinary Shares (includes Ordinary Shares represented by ADSs and assuming no exercise of the Warrants).

The ADSs	Each ADS represents forty of our Ordinary Shares, par value NIS 0.10 per share. The ADSs may be evidenced by American Depositary Receipts, or ADRs. The depositary will be the holder of the Ordinary Shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of the Offered Securities.” We also encourage you to read the deposit agreement, which is incorporated by reference as an exhibit to the registration statement that includes this prospectus.

The Warrants	Each Warrant will have an exercise price of $ per ADS, will be immediately exercisable and will expire five years from the date of issuance. To better understand the terms of the Warrants, you should carefully read the “Description of the Offered Securities” section of this prospectus. You should also read the form of Warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Underwriter’s option to purchase additional securities	We have granted to the underwriter an over-allotment option exercisable not later than 45 days after the date of this prospectus to purchase up to additional ADSs and warrants to purchase up to ADSs (15% of the ADSs and warrants sold in this offering) from us to cover over-allotments, if any. If the underwriter exercises all or part of this option, it will purchase securities covered by the option at the public offering price per ADS or warrant, less the underwriting discounts and commissions. See “Underwriting.”

Use of proceeds	We expect to receive approximately $ million in net proceeds from the sale of ADSs and Warrants offered by us in this offering (approximately $ million if the underwriter exercises its over-allotment option in full), based upon an assumed public offering price of $ per ADS, the last reported sale price of our ADSs on Nasdaq on January 30, 2020, and excluding any proceeds from the exercise of Warrants. The actual offering price per share in this offering will be determined between us and the underwriter at the time of pricing, and may be at a discount to the current market price.

We currently expect to use the net proceeds from this offering for working capital and general corporate purposes and pursuing strategic opportunities, including business combination transactions.

Depositary	The Bank of New York Mellon.

Risk factors	You should read the “Risk Factors” section starting on page 7 of this prospectus, and “Item 3. - Key Information – D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2018, or the 2018 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market Symbol and Tel Aviv Stock Exchange symbol	“TRPX”

The number of our ADSs and Ordinary Shares to be outstanding immediately after this offering as shown above assume that all of the ADSs offered hereby are sold and is based on 288,788,014 Ordinary Shares outstanding as of January 30, 2020. This number excludes:

●	45,003,037 Ordinary Shares issuable upon the exercise of options outstanding under our 2015 Share Option Plan, at a weighted average exercise price of $0.11 per share;

●	4,996,963 Ordinary Shares reserved for issuance and available for future grant under our 2015 Share Option Plan;

●	423,037 Ordinary Shares issuable upon the exercise of options outstanding under our 2005 Share Option Plan, at a weighted average exercise price of NIS 0.79 (approximately $0.22) per share; and

●	20,571,240 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase 514,281 ADSs, at a weighted exercise price of $3.52 per ADS.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the Warrants offered hereby and no exercise of the underwriter’s over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

We derived the selected data under the captions “Consolidated Statements of Profit or Loss” for the six months ended June 30, 2019, and “Consolidated Statements of Financial Position” as of June 30, 2019 from our unaudited interim condensed consolidated financial results as of June 30, 2019, included in our Report on Form 6-K filed on November 7, 2019. We derived the selected data as of December 31, 2018, from our audited consolidated financial statements included in our 2018 Annual Report. The selected financial data should be read in conjunction with our consolidated financial statements, and are qualified entirely by reference to such consolidated financial statements.

(in thousands of U.S. dollars except share and per share data)	Six Months Ended June 30,
	2018	2019
Consolidated Statements of Profit or Loss:
Revenues	-	-
Research and development expenses, net	1,645	499
General and administrative expenses	2,139	1,550
Other expenses, net	-	-
Operating loss	3,784	2,049
Finance expenses (income), net	(522)	265
Loss from continuing operations	3,262	2,314
Loss from discontinued operations, net	-	207
Total comprehensive loss	3,612	2,521
Net loss per Ordinary Share	0.02	0.022
Number of Ordinary Shares used in computing loss per Ordinary Share

(in thousands of U.S. dollars)	As of
	December 31, 2018	June 30, 2019
Consolidated Statement of Financial Position:
Cash and cash equivalents	1,485	1,593
Total assets	4,560	2,082
Total liabilities	4,483	2,824
Accumulated loss	(46,912)	(49,541)
Total equity (deficit)	77	(742)

RISK FACTORS

You should carefully consider the risks described below and the risks described in our 2018 Annual Report which are incorporated by reference herein, as well as the financial or other information included in this prospectus or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to an Investment in Our Securities and this Offering

If we are unable to comply with Nasdaq listing requirements, our ADSs could be delisted from the Nasdaq Capital Market, and as a result we and our shareholders could incur material adverse consequences, including negative impact on our liquidity, our stockholders’ ability to sell shares and our ability to raise capital.

Our ADSs are currently listed on the Nasdaq Capital Market or Nasdaq. Our listing on the Nasdaq Capital Market is conditioned upon our continued compliance with the minimum $2,500,000 stockholders’ equity requirement for continued listing on Nasdaq.

On May 23, 2019, we were advised that we no longer comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(b)(1), or the Stockholders’ Equity Requirement. On July 5, 2019, we submitted to Nasdaq a plan to regain compliance with Nasdaq listing rules. After reviewing our plan to regain compliance, Nasdaq granted an extension to enable us to regain compliance with the Stockholders’ Equity Requirement until November 18, 2019.

Since we did not regain compliance with the Stockholders’ Equity Requirement, on November 19, 2019, we were notified that our ADSs would be suspended from trading on the Nasdaq Capital Market at the opening of business on November 29, 2019, and a Form 25-NSE will be filed with the SEC, which will remove our securities from listing and registration on Nasdaq, unless we request an appeal to the Nasdaq Hearings Panel.

We appealed this decision and appeared before a Nasdaq Hearings Panel on January 16, 2020, to review Nasdaq’s decision to delist us. The delisting action referenced in the Nasdaq staff’s determination letter has been stayed, pending a final written decision by the Nasdaq Hearings Panel. We cannot assure you that our appeal will be successful or that our ADSs will remain listed on Nasdaq.

Our Interim Chief Executive Officer will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds of this offering for working capital and general corporate purposes, and pursuing strategic opportunities, including business combination transactions. See “Use of Proceeds.” However, our management will have broad discretion in the application of the net proceeds. Our shareholders may not agree with the manner in which our Interim Chief Executive Officer chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

We will need additional capital in the future. Raising additional capital by issuing securities may cause dilution to existing shareholders.

We have incurred losses in each year since our inception. If we continue to use cash at our historical rates of use we will need significant additional financing, which we may seek through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest will be diluted, and the terms of any such offerings may include liquidation or other preferences that may adversely affect the then existing shareholders rights. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt or making capital expenditures. If we raise additional funds through collaboration, strategic alliance or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to us.

You will experience immediate dilution in book value of any ADSs you purchase.

Because the price per ADS being offered is substantially higher than our net tangible book value per ADS, you will suffer substantial dilution in the net tangible book value of any ADSs you purchase in this offering. After giving effect to the sale by us of ADSs in this offering, based on an assumed public offering price of $      per ADS, which is the last reported sale price of our ADSs on Nasdaq on     , 2020, and after deducting underwriter’s discount and commission and offering expenses payable by us, our as adjusted net tangible book value of our ADSs would be approximately $     million, or approximately $      per ADS, as of June 30, 2019. If you purchase ADSs in this offering, you will suffer immediate and substantial dilution of our as adjusted net tangible book value of approximately $      per ADS. To the extent outstanding options, warrants or offered Warrants are exercised, you will incur further dilution. See “Dilution” on page 16 for a more detailed discussion of the dilution you will incur in connection with this offering.

The exercise of the Warrants offered hereby will cause significant dilution to holders of our equity securities.

Holders of the Warrants may exercise their warrants into up to     of our ADSs. In the event that the Warrants are exercised in full, the ownership interest of existing holders of our equity securities will be diluted. See “Dilution” for further information.

ADSs and Warrants representing a substantial percentage of our outstanding shares may be sold in this offering, which could cause the price of our ADSs and Ordinary Shares to decline.

We may sell in this offering     ADSs representing     Ordinary Shares, or approximately      %, of our outstanding Ordinary Shares as of      , 2020. In addition, the investors in this offering will be issued Warrants to purchase up to ADSs representing     Ordinary Shares. This sale and any future sales of a substantial number of ADSs in the public market, or the perception that such sales may occur, could materially adversely affect the price of our ADSs and Ordinary Shares. We cannot predict the effect, if any, that market sales of those ADSs or the availability of those ADSs for sale will have on the market price of our ADSs and Ordinary Shares.

Significant holders or beneficial holders of our Ordinary Shares may not be permitted to exercise Warrants that they hold.

The terms of the Warrants being offered hereby will prohibit a holder from exercising its Warrants if doing so would result in such holder (together with such holder’s affiliates and any other persons acting as a group together with such holder or any of such holder’s affiliates) beneficially owning more than 4.99% of our Ordinary Shares outstanding immediately after giving effect to the exercise, provided that, at the election of a holder and notice to us, such beneficial ownership limitation may be increased or decreased, from time to time, to any other percentage not in excess of 9.99%. As a result, you may not be able to exercise your Warrants at a time when it would be financially beneficial for you to do so.

You may not be able to resell the Warrants being offered by this prospectus, or obtain a return on your investment in the warrants.

There is no established public trading market for the Warrants being offered by this prospectus and we do not intend to have the Warrants listed on a national securities exchange or any other recognized trading system in the future. Without an active market, the liquidity of any Warrants sold by means of this prospectus will be limited. If your Warrants cannot be resold, you will have to depend upon any appreciation in the value of our Ordinary Shares and the ADSs over the exercise price of the respective Warrants in order to realize a return on your investment in the Warrants.

Raising additional capital by issuing securities may cause dilution to existing shareholders.

We may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest will be diluted, and the terms of any such offerings may include liquidation or other preferences that may adversely affect the then existing shareholders rights. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt or making capital expenditures. If we raise additional funds through collaboration, strategic alliance or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to us.

We do not know whether a market for the ADSs will be sustained or what the trading price of the ADSs will be and as a result it may be difficult for you to sell your ADSs.

Although our ADSs trade on Nasdaq, an active trading market for the ADSs may not be sustained. It may be difficult for you to sell your ADSs without depressing the market price for the ADSs. As a result of these and other factors, you may not be able to sell your ADSs. Further, an inactive market may also impair our ability to raise capital by selling ADSs and may impair our ability to enter into strategic partnerships or acquire companies or products by using our ADSs and Ordinary Shares as consideration.

The Warrants are speculative in nature.

The Warrants offered by us in this offering do not confer any rights of ownership of Ordinary Shares or ADSs on their holders, such as voting rights or the right to receive dividends, but only represent the right to acquire ADSs at a fixed price, for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire ADSs and pay an assumed exercise price per share of $       , equal to     % of the per share public offering price of the ADSs, subject to adjustment upon certain events, prior to five years from the date of issuance, after which date any unexercised Warrants will expire and have no further value.

Holders of our Warrants will have no rights as shareholders until such holders exercise their Warrants and acquire our ADSs.

Until holders of the Warrants acquire our ADSs upon exercise of the Warrants, holders of the Warrants will have no rights with respect to our ADSs or Ordinary Shares underlying such Warrants. Upon exercise of the Warrants, the holders thereof will be entitled to exercise the rights of a holder of ADSs only as to matters for which the record date occurs after the exercise date.

Holders of ADSs may not receive the same distributions or dividends as those we make to the holders of our Ordinary Shares, and, in some limited circumstances, you may not receive dividends or other distributions on our Ordinary Shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The Depositary for the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Ordinary Shares your ADSs represent. However, the Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act, but that are not properly registered or distributed under an applicable exemption from registration. In addition, conversion into U.S. dollars from foreign currency that was part of a dividend made in respect of deposited Ordinary Shares may require the approval or license of, or a filing with, any government or agency thereof, which may be unobtainable. In these cases, the Depositary may determine not to distribute such property and hold it as “deposited securities” or may seek to effect a substitute dividend or distribution, including net cash proceeds from the sale of the dividends that the Depositary deems an equitable and practicable substitute. We have no obligation to register under U.S. securities laws any ADSs, Ordinary Shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, Ordinary Shares, rights or anything else to holders of ADSs. In addition, the Depositary may withhold from such dividends or distributions its fees and an amount on account of taxes or other governmental charges to the extent the Depositary believes it is required to make such withholding. This means that you may not receive the same distributions or dividends as those we make to the holders of our Ordinary Shares, and, in some limited circumstances, you may not receive any value for such distributions or dividends if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.

Holders of ADSs must act through the Depositary to exercise their rights as shareholders of our company.

Holders of our ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying Ordinary Shares in accordance with the provisions of the Deposit Agreement. Under Israeli law and our articles of association, the minimum notice period required to convene a shareholders meeting is no less than 21 or 35 calendar days, depending on the proposals on the agenda for the shareholders meeting. When a shareholder meeting is convened, holders of ADSs may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw their Ordinary Shares to allow them to cast their vote with respect to any specific matter. In addition, the Depositary and its agents may not be able to send voting instructions to holders of ADSs or carry out their voting instructions in a timely manner. We will make all reasonable efforts to cause the Depositary to extend voting rights to holders of the ADSs in a timely manner, but we cannot assure holders that they will receive the voting materials in time to ensure that they can instruct the Depositary to vote their Ordinary Shares underlying the ADSs. Furthermore, the Depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of our ADSs may not be able to exercise their right to vote and they may lack recourse if their Ordinary Shares underlying the ADSs are not voted as they requested. In addition, in the capacity as a holder of ADSs, they will not be able to call a shareholders’ meeting.

Risks Related to our Business

Due to current lack of funding, we terminated the employment of all of our employees except for our Interim Chief Executive Officer.

Due to our current lack of funding, we have terminated the employment of all of our employees except for our Interim Chief Executive Officer. All of our employees will continue to be employed by the Company through their respective termination notice periods, which is at least through the end of January 2020. Our Chief Financial Officer and Chief Technologies Officer each have a notice period of three months, and accordingly will remain in office until the end of March 2020. While we intend to reengage our employees once we secure the necessary funds, there can be no assurance that we will be able to secure such funding or to reengage our employees. Accordingly, without additional funding in the immediate future, we will not have the resources to continue to advance our operations.

We may not consummate the strategic transaction with Heavenly Rx.

On November 18, 2019, we entered into an MOU with Heavenly Rx, an emerging consumer hemp CBD company, pursuant to which we and Heavenly Rx have agreed to pursue a business combination. Any transaction between the parties remains subject to entry into definitive agreements, and to shareholder and regulatory approvals. We cannot be certain that we will enter into such definitive agreement or if so, whether the transaction will be consummated. Accordingly, the business combination may not occur or may be delayed, and we may lose some or all of the intended benefits of the business combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus, including in our 2018 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our ability to regain and effectively comply with Nasdaq listing requirements;

●	our ability to complete a business combination transaction with Heavenly Rx, Ltd.;

●	our ability to raise capital through the issuance of additional securities;

●	our ability to advance the development our product candidates, including the anticipated starting and ending dates of our anticipated clinical trials;

●	our ability to successfully receive approvals from the FDA or other regulatory bodies, including approval to conduct clinical trials, the scope of those trials and the prospects for regulatory approval of, or other regulatory action with respect to our product candidates, including the regulatory pathway to be designated to our product candidates;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we operate, including the impact of any changes in regulation and legislation that could affect the pharmaceutical industry;

●	our ability to commercialize our existing product candidates and future sales of our existing product candidates or any other future potential product candidates;

●	our ability to meet our expectations regarding the commercial supply of our product candidates;

●	the overall global economic environment;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	the overall global economic environment;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	changes in our strategy;

●	litigation; and

●	those factors referred to in our 2018 Annual Report incorporated by reference herein in “Item 3. Key Information - D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our 2018 Annual Report generally, which is incorporated by reference into this prospectus.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and other risk factors contained in the documents incorporated by reference herein. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We expect to receive approximately $     million in net proceeds from the sale of ADSs and Warrants offered by us in this offering (approximately $     million if the underwriter exercises its over-allotment option in full). These estimates exclude the proceeds, if any, from the exercise of the Warrants offered hereby. If all of the Warrants sold in this offering were to be exercised in cash at the assumed exercise price of $     , which is equal to     % of the public offering price of the ADSs, we would receive additional proceeds of approximately $      (approximately $     million if the underwriter exercises its over-allotment option in full). We cannot predict when or if these Warrants will be exercised.

A $0.10 increase (decrease) in the assumed public offering price of $      per ADS, which is the last reported sale price of our ADSs on Nasdaq on     , 2020, would increase (decrease) the net proceeds from this offering by approximately $     , assuming the number of ADS and Warrants offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of ADS and Warrants we are offering.

An increase (decrease) of 100,000 ADSs in the number of ADSs offered by us, would increase (decrease) our net proceeds by approximately $     , after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of the offering determined at pricing.

We currently expect to use the net proceeds from this offering for working capital and general corporate purposes, and pursuing strategic opportunities, including business combination transactions

The amounts and schedule of our actual expenditures will depend on multiple factors. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we project. If the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, and, if necessary, as well as the amount and sources of other funds needed.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DIVIDEND POLICY

To date, we have not declared or paid cash dividends on any of our ADSs or Ordinary Shares, and we have no current intention of paying any cash dividends in the near future.

The Companies Law also restricts our ability to declare and pay dividends. We can only distribute dividends from profits (as defined in the Companies Law), if, in the discretion of our board of directors, there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and contingent obligations as they come due.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2019:

●	on an actual basis;

●	on a pro forma basis to give effect to (i) the conversion of a convertible debenture in the aggregate amount of approximately $1.25 million, as a result of which, 20,342,120 Ordinary Shares were issued upon the conversion of convertible debentures, at a weighted average exercise price of $0.06 per share, (ii) the reclassification of financial liability for warrants to equity reserve in the aggregate amount of $0.5 million (iii) the issuance and sale of 1,000,000 ADSs in a registered direct offering at a price of $1.25 per ADS, and (iv) reductions in cash subsequent to June 30, 2019 as a result of expenses incurred in the ordinary course of business; and

●	on a pro forma as adjusted basis to give effect to the sale of ADSs and Warrants to purchase ADSs in this offering at an assumed public offering price of $ per ADS, the last reported sale price of the ADSs on Nasdaq on , 2020, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, as if the sale of the ADSs and Warrants had occurred on June 30, 2019.

You should read this table in conjunction with the sections titled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our 2018 Annual Report, and our unaudited interim consolidated financial results as of June 30, 2019, included in our Report on Form 6-K filed on November 7, 2019, incorporated by reference herein.

	As of June 30, 2019 (in thousands)
	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$1,593	$868	$
Total assets	$2,082	$1,366	$
Total liabilities	$2,824	$1,421	$

Shareholders’ equity:
Share capital	$4,529	$6,328	$
Share premium	$38,821	$39,295	$
Transactions with non-controlling interests	$261	$261	$
Reserve for share-based payment transactions	$4,691	$5,011	$
Foreign currency translation reserve	$497	$497	$
Warrants	$-	$465	$
Accumulated loss	$(49,541)	$(51,912)	$
Total equity	(742)	(55)

(1)	A $0.10 increase (decrease) in the assumed public offering price of $ per ADS, which is the last reported sale price of our ADSs on Nasdaq on , 2020, would increase (decrease) the amount of cash and cash equivalents by approximately $ million and total shareholders’ equity by approximately $ million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of ADSs and Warrants we are offering. An increase (decrease) of 100,000 ADSs in the number of ADSs offered by us, would increase (decrease) the amount of cash and cash equivalents by approximately $ million and total shareholders’ equity by approximately $ million after deducting estimated underwriting discounts and commissions and any estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of the offering determined at pricing.

The above discussion and table are based on 288,788,014 Ordinary Shares outstanding as of January 30, 2020, and excludes the following as of such date:

●	45,003,037 Ordinary Shares issuable upon the exercise of options outstanding under our 2015 Share Option Plan, at a weighted average exercise price of $0.11 per share;

●	4,996,963 Ordinary Shares reserved for issuance and available for future grant under our 2015 Share Option Plan:

●	423,037 Ordinary Shares issuable upon the exercise of options outstanding under our 2005 Share Option Plan, at a weighted average exercise price of NIS 0.79 (approximately $0.22) per share; and

●	20,571,240 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase 514,281 ADSs, at a weighted exercise price of $3.52 per ADS.

COMPENSATION

The following table presents in the aggregate all compensation we paid to all of our directors and senior management, as a group for the year ended December 31, 2019. The table does not include any amounts we paid to reimburse any of such persons for costs incurred in providing us with services during this period.

All amounts reported in the tables below reflect the cost to the Company, for the year ended December 31, 2019.

(in thousands of U.S. dollars)	Salary/ Fee and Related Benefits	Pension, Retirement and Other Similar Benefits	Share Based Compensation
All directors and senior management as a group, consisting of 8 persons	$803	63	$158

In accordance with the Companies Law, the table below reflects the compensation granted to our five most highly compensated officers during or with respect to the year ended December 31, 2019.

Annual Compensation (in thousands of U.S. dollars)

Executive Officer	Salary/ Fee and Related Benefits	Pension, Retirement and Other Similar Benefits	Share Based Compensation (1)	Total

Dr. Ascher Shmulewitz, Interim Chief Executive Officer and Chairman	$341	$-	$105	$446

Dr. Adi Zuloff-Shani, Chief Technologies Officer	$205	$32	$16	$253

Oz Adler, Chief Financial Officer	$189	$31	$8	$228

Stephen Simes, Director	$34	-	$18	52

Other directors on an individual basis (2)	$34	$-	$11	$45

(1)	Share based compensation includes the cost of our non-cash share-based compensation in 2019.

(2)	Unless otherwise detailed in this table, all of our non-executive directors received the same amount of compensation for the year ended December 31, 2019.

DILUTION

If you invest in our securities, your interest will be diluted immediately to the extent of the difference between the public offering price per ADS you will pay in this offering and the pro forma net tangible book value per ADS after this offering.

Our net tangible book value per Ordinary Share is determined by dividing our total tangible assets, less total liabilities, by the actual number of outstanding Ordinary Shares. The net tangible book value of our Ordinary Shares as of June 30, 2019, was ($0.005) per Ordinary Share or ($0.18) per ADS (using the ratio of 40 Ordinary Shares to one ADS). Net tangible book value per share or per ADS represents the amount of our total tangible assets less our total liabilities, divided by 165,966,494, the total number of Ordinary Shares outstanding at June 30, 2019, or 4,149,162, the total number of ADSs that would represent such total number of shares based on a share-to-ADS ratio of forty-to-one.

Our pro forma net tangible book of our Ordinary Shares as of June 30, 2019, was 0.0002 per Ordinary Share or 0.0076 per ADS (using the ratio of 40 Ordinary Shares to one ADS), after giving effect to the sale of 1,000,000 ADSs in a registered direct offering at an offering price of $1.25 per ADS, and to the conversion of a convertible debenture in the aggregate amount of approximately $1.25 million, as a result of which, 20,342,120 Ordinary Shares were issued upon the conversion of convertible debentures, at a weighted average exercise price of $0.06 per share, reclassification of financial liability for warrants to equity reserve in the aggregate amount of $0.5 million, as well as the reductions in cash subsequent to June 30, 2019 as a result of expenses incurred in the ordinary course of business.

After giving effect to the sale of the ADSs offered by us in this offering and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued in this offering, our pro forma net tangible book value estimated at June 30, 2019 would have been approximately $      , representing $     per Ordinary Share or $     per ADS. At the assumed public offering price for this offering of $     per ADS, which is the last reported sale price of our ADSs on Nasdaq on      , 2020, this represents an immediate decrease in pro forma net tangible book value of $     per Ordinary Share or $     per ADS to existing shareholders and an immediate dilution in net tangible book value of $     per Ordinary Share or $     per ADS to purchasers of ADSs in this offering. Dilution for this purpose represents the difference between the price per ADS paid by these purchasers and pro forma net tangible book value per ADS immediately after the completion of this offering.

The following table illustrates this dilution of $     per ADS to purchasers of ADSs in this offering:

Assumed public offering price per ADS	$
Pro forma net tangible book value per ADS as of June 30, 2019
Decrease in net tangible book value per ADS attributable to new investors
Pro forma net tangible book value per ADS after this offering
Dilution per ADS to new investors
Percentage of dilution in net tangible book value per ADS for new investors		%

The above discussion and table are based on 288,788,014 Ordinary Shares outstanding as of January 30, 2020, and excludes the following as of such date:

●	45,003,037 Ordinary Shares issuable upon the exercise of options outstanding under our 2015 Share Option Plan, at a weighted average exercise price of $0.11 per share;

●	4,966,963 Ordinary Shares reserved for issuance and available for future grant under our 2015 Share Option Plan;

●	423,037 Ordinary Shares issuable upon the exercise of options outstanding under our 2005 Share Option Plan, at a weighted average exercise price of NIS 0.79 (approximately $0.22) per share; and

●	20,571,240 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase 514,281 ADSs, at a weighted exercise price of $3.52 per ADS.

To the extent that outstanding options, warrants are exercised or we issue additional Ordinary Shares under our equity incentive plans, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current and future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to the holders of our Ordinary Shares and ADSs.

A $0.10 increase (decrease) in the assumed public offering price of $      per ADS, which is the last reported sale price of our ADSs on Nasdaq on     , 2020, would increase (decrease) our pro forma net tangible book value per ADS after this offering by $     and the dilution per ADS to new investors by $     , assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of ADSs and Warrants we are offering.

An increase (decrease) of 100,000 ADSs in the number of ADSs offered by us, would increase (decrease) our pro forma net tangible book value after this offering by approximately $     million and would decrease (increase) the pro forma net tangible book value per ADS after this offering by $     per ADS and would increase (decrease) the dilution per ADS to new investors by $     , after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of the offering determined at pricing.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our articles of association, or Articles of Association, are summaries and do not purport to be complete.

Ordinary Shares

As of January 30, 2020, our authorized share capital consisted of 1,000,000,000 of our Ordinary Shares, of which 288,788,014 Ordinary Shares were issued and outstanding. All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable.

As of January 30, 2020, an additional 20,571,240 of our Ordinary Shares were issuable upon the exercise of warrants to purchase 514,281 ADSs, of which 20,571,240 were vested as of such date. The exercise price of the warrants outstanding ranges between $3.50 and $3.75 per share.

As of January 30, 2020, an additional 45,426,074 of our Ordinary Shares were issuable upon the exercise of outstanding options to purchase our Ordinary Shares. The exercise price of the options outstanding ranges between $0.075 and $0.30 per share.

Our registration number with the Israeli Registrar of Companies is 51-358165-2.

Purposes and Objects of the Company

Our purpose is set forth in Section 2 of our amended and restated articles of association and includes every lawful purpose.

The Powers of the Directors

Our Board of Directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Pursuant to the Companies Law and our articles of association, our Board of Directors may exercise all powers and take all actions that are not required under the Companies Law or our articles of association to be exercised or taken by our shareholders, including the power to borrow money for Company purposes.

Rights Attached to Shares

Our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon dissolution of the Company, in the distribution of the Company assets legally available for distribution, on a per share pro rata basis.

All Ordinary Shares have identical voting and other rights in all respects.

Dividend and Liquidation Rights and Bonus Shares

We may declare a dividend to be paid to the holders of our Ordinary Shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the Board of Directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles of association do not require shareholder approval of a dividend distribution and/or issuance of bonus shares and provide that our Board of Directors may, on its sole discretion, determine dividend distributions and/or issuance of bonus shares. We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may otherwise distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our Board of Directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Access to Corporate Records

Under the Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israeli Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Transfer of Shares

Our fully paid Ordinary Shares are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law, or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our Ordinary Shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors. Pursuant to our articles of association, our directors are elected at an annual general meeting and/or a special meeting of our shareholders and serve on the Board of Directors until the next annual general meeting, except for external directors or until they resign or until they cease to act as board members pursuant to the provisions of our articles of association or any applicable law, upon the earlier. Pursuant to our articles of association, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. A director whose tenure has ended may be reelected. In addition, our articles of association allow our Board of Directors to appoint directors to fill vacancies or as an addition to the Board of Directors (subject to the maximum number of directors) to serve until the next general meeting where directors are elected or earlier if required by our articles of association or applicable law, upon the earlier. External directors are elected for an initial term of three years and may be removed from office pursuant to the terms of the Companies Law (but see above the External Directors Relief Resolution, regarding adoption of reliefs concerning the necessity of appointing external directors under Israeli law, for as long as our shares are listed on Nasdaq).

Annual and Special Meetings

Under the Companies Law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our Board of Directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our Board of Directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine, and upon the written request of: (a) any two of our directors or such number of directors equal to one quarter of the directors present at such a meeting; and/or (b) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (b) 5% of our outstanding voting power. One or more shareholders, holding 1% or more of the outstanding voting power, may ask the board to add an item to the agenda of a prospective meeting, if the proposal merits discussion at the general meeting.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	the exercise of our Board of Director’s powers if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors (to the extent applicable) (see the above description of the External Directors Relief Resolution, regarding adoption of reliefs concerning the necessity of appointing external directors under Israeli law, for as long as our shares are listed on Nasdaq);

●	approval of acts and transactions requiring general meeting approval (namely certain related party transactions) pursuant to the provisions of the Companies Law and any other applicable law;

●	increases or reductions of our authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

Notices

The Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting, and if the agenda of the meeting includes certain matters prescribed under the Companies Law and the regulations promulgated thereafter, among others, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the publications of such meeting.

Under the regulations of the Companies Law, certain exemptions and reliefs with respect to the manner of announcing the convening of the general meeting of shareholders are granted to companies whose securities are traded outside of Israel.

Under our articles of association, shareholders are not permitted to take action via written consent in lieu of a meeting.

Quorum

As permitted under the Companies Law, and our articles of association, the quorum required for our general meetings consists of at least three shareholders present in person, by proxy or written ballot, who hold or represent between them at least thirty percent of the total outstanding voting rights (instead of 33 1/3% of the issued share capital required under the Nasdaq Listing Rules). If within half an hour of the time appointed for the general meeting a quorum is not present, the general meeting shall stand adjourned the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting, if no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a general meeting was summoned following the request of a shareholder, then a quorum required in an adjourned general meeting, shall consist of at least one or more shareholders, which holds and represents at least 5% of our issued and outstanding share capital and at least 1% of our voting rights, or one or more shareholder, which holds at least 5% of our voting rights.

Adoption of Resolutions

Our articles of association provide that all resolutions in our shareholders’ meetings require a simple majority of the vote of the shareholders attending the general meeting, unless otherwise required under the Companies Law or our amended and restated articles of association. A shareholder of the Company may vote in a general meeting in person, by proxy or by a written ballot. Our amended and restated articles of association do not provide our shareholders with any cumulative voting rights.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, in order to change the rights attached to any class of shares, such change must be adopted at a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Registration Rights

None of our shareholders is entitled to registration rights.

Provisions Restricting Change in Control of Our Company - Acquisitions under Israeli Law

Merger

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and a vote of the majority of its shares (unless certain requirements described under the Companies Law are met) and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting.

For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders of the target company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger and may further give instructions to secure the rights of creditors. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

Special Tender Offer

The Companies Law also provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition (i) the purchaser would become a 25% or greater shareholder of the company, unless there is already another 25% or greater shareholder of the company or (ii) the purchaser would become a more than 45% shareholder of the company, unless there is already a shareholder holding more than 45% of the company, subject to certain exceptions. These requirements do not apply if, in general, the acquisition (i) was made in a private placement that received shareholder approval, (ii) was from a 25% or greater shareholder of the company which resulted in the acquirer becoming a 25% or greater shareholder of the company, or (iii) was from a shareholder holding more than 45% of the company’s issued and outstanding share capital which resulted in the acquirer becoming a holder of more than 45% of the company’s issued and outstanding share capital.

A special tender offer must be extended to all shareholders, but the offeror is not required to purchase more than 5% of the company’s outstanding shares, regardless of how many shares are tendered by shareholders. In general, the tender offer may be consummated only if (i) at least 5% of the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares (either alone or together with others) that will increase its holdings to 25% or more or above 45% (as may be the case) of the company’s issued and outstanding share capital or of the applicable class and such shares shall not bestow upon such acquirer any rights and shall become treasury shares for as long as the acquirer holds said shares. In addition, if a shareholder’s holding in a company increases to 25% or greater of the company’s issued and outstanding share capital or above 45% of the company’s issued and outstanding share capital, among others, as a result of the company’s shares becoming treasury shares following a distribution event, then such excess shares shall not bestow upon their holder any voting rights for as long as the holder holds said excess shares.

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold (either alone or together with others) over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold (either alone or together with others) over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares from shareholders who accepted the tender offer that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class.

If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares (either alone or together with others) that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class and such shares shall not bestow upon such acquirer any rights and shall become treasury shares for as long as the acquirer holds said shares.

Anti-Takeover Provisions under Israeli Law

For as long as our securities were traded on the TASE, the Securities Law did not allow us to create and issue shares having rights different from those attached to our Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions, or other matters and shares having preemptive rights. The authorization and designation of a class of preferred shares will require an amendment to our articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our Board of Directors and an Israeli court.

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which has not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed;

●	reduce our share capital subject to approval required by the Companies Law; and

●	modify, cancel, convert, extend, add to or otherwise modify the rights, privileges, advantages, limitations and instructions related or unrelated to our shares at the time.

DESCRIPTION OF THE OFFERED SECURITIES

AMERICAN DEPOSITARY SHARES TO BE ISSUED AS PART OF THIS OFFERING

The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS will represent fifty shares (or a right to receive fifty shares) deposited with Bank Hapoalim, as custodian for the depositary in Tel Aviv. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depository are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (A) directly (1) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (2) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, or DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depository will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depository is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share of other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the State of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs).	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property. Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates.

$.05 (or less) per ADS.	Any cash distribution to ADS holders.

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs.	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders.

$.05 (or less) per ADS per calendar year.	Depositary services.

Registration or transfer fees.	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares.

Expenses of the depositary.	Cable and facsimile transmissions (when expressly provided in the deposit agreement). Converting foreign currency to U.S. dollars.

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes.	As necessary.

Any charges incurred by the depositary or its agents for servicing the deposited securities.	As necessary.

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith and the depository will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

WARRANTS TO BE ISSUED AS PART OF THIS OFFERING

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of Warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Warrant.

Exercisability

The Warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise, together with the ADS issuance fee of up to $0.05 per ADS and other applicable charges and taxes. Each Warrant entitles the holder thereof to purchase one ADSs. Warrants are not exercisable for a fraction of an ADS and may only be exercised into whole numbers of ADSs. In lieu of fractional ADS, we will, at our election, either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole ADS. Unless otherwise specified in the Warrant, the holder will not have the right to exercise the Warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or 9.99% at the holder’s election) of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price

The exercise price per ADS purchasable upon exercise of the Warrants is equal to $     , and is subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions. In addition to the exercise price per ADS, the issuance fee of up to $0.05 per ADS and other applicable charges and taxes are due and payable upon exercise.

Transferability

Subject to applicable laws, the Warrants may be transferred at the option of the holders upon surrender of the Warrants to us, together with the appropriate instruments of transfer.

Listing

The Warrants will be issued in physical form. We do not plan on applying to list the Warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

If, at any time while the Warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of the Ordinary Shares (including any Ordinary Shares underlying ADSs) are permitted to sell, tender or exchange their Ordinary Shares for other securities, cash or property and has been accepted by the holders of 50% or more of the Ordinary Shares (including any Ordinary Shares underlying ADSs), (4) we effect any reclassification or recapitalization of the Ordinary Shares or any compulsory exchange pursuant to which the Ordinary Shares are converted into or exchanged for other securities, cash or property, or (5) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of the outstanding Ordinary Shares (including any Ordinary Shares underlying ADSs), each, a “Fundamental Transaction”, then upon any subsequent exercise of Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Ordinary Shares then issuable upon exercise of those Warrants, and any additional consideration payable as part of the Fundamental Transaction.

Limitation on Certain Offerings

From the date of issuance of the Warrants, until the earlier of (i) 18 months therefrom, or (ii) the date when the holders of the then-outstanding Warrants collectively beneficially own less than 25% of the Warrants issued in this offering, without the prior written consent of the holders of a majority in interest of the then-outstanding Warrants, which consent shall not be unreasonably withheld, we shall be prohibited from: (i) effecting or entering into an agreement to effect any issuance by us or any of our subsidiaries of ADSs, Ordinary Shares or Ordinary Share equivalents (or a combination of units thereof) involving a variable rate transaction and (ii) selling or granting any option to purchase, or selling or granting any right to reprice, or otherwise disposing of or issuing any ADSs, Ordinary Shares or Ordinary Share equivalents, in each case with a purchase, exercise, exchange or conversion price less than the offering price of the ADSs offered hereby, without granting a right of participation to the holders of a majority in interest of the then-outstanding Warrants, other than (a) grants of options to purchase Ordinary Shares pursuant to our equity incentive plans in place from time to time, and (b) an issuance of securities to strategic investors.

Rights as a Shareholder

Except by virtue of such holder’s ownership of ADSs or Ordinary Shares, the holder of Warrants does not have rights or privileges of a holder of ADSs or Ordinary Shares, including any voting rights, until the holder exercises the Warrants.

UNDERWRITING

We have entered into an underwriting agreement, dated , 2020, with Roth Capital Partners, LLC, acting as the representative of the underwriters named below, with respect to the ADSs and warrants subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase, the number of ADSs and warrants provided below opposite its name.

Underwriter	Number of ADSs	Number of Warrants
Roth Capital Partners, LLC
Total

The underwriters are offering the ADSs and warrants subject to their acceptance of the ADSs and warrants from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ADSs and warrants offered by this prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ADSs and warrants if any such ADSs and warrants are taken. However, the underwriters are not required to take or pay for the ADSs and warrants covered by the underwriters' over-allotment option described below.

Over-Allotment Option

We have granted to the underwriters an option to purchase up to an additional ADSs and up to an additional warrants (up to 15% of the ADSs and warrants in this offering) at the public offering price, less the underwriting discount. The option is exercisable for 45 days from the date of this prospectus.

Discount, Commissions and Expenses

The underwriters have advised us that they propose to offer the ADSs and warrants to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may offer the ADSs and warrants to securities dealers at the public offering price less a concession not in excess of $       per ADS and $ per warrant. After this offering, the public offering price and concession to dealers may be changed by the underwriters. No such change will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The ADSs and warrants are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discount payable to the underwriters by us in connection with this offering, prior to deducting expenses payable by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional ADSs and warrants.

	Per ADS	Per Warrant	Total Without Exercise of Over- Allotment Option	Total With Full Exercise of Over- Allotment Option
Public offering price	$	$	$	$
Underwriting discount (1)	$	$	$	$
Proceeds, before expenses	$	$	$	$

(1) The underwriters will receive a 7.0% underwriting discount in connection with this offering.

We have agreed to reimburse the representative for certain out-of-pocket expenses, including the fees and disbursements of its counsel, up to an aggregate of $75,000. We estimate that the total expenses payable by us in connection with this offering, excluding underwriting discounts and commissions, will be approximately $    .

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-up Agreements

We, our executive officers and directors have agreed, subject to limited exceptions, for a period of 90 days after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any ADSs or any securities convertible into or exchangeable for our ADSs or ordinary shares either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the representative. The representative may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment transactions involve sales by the underwriters of ADSs in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any covered short position by either exercising its over-allotment option and/or purchasing ADSs in the open market.

●	Syndicate covering transactions involve purchases of ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which it may purchase ADSs through the over-allotment option. If the underwriters sell more ADSs than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

In connection with this offering, the underwriters also may engage in passive market making transactions in our ADSs in accordance with Regulation M during a period before the commencement of offers or sales of ADSs in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker's bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Listing and Depositary

Our ADSs are listed on the Nasdaq Capital Market and trades under the symbol “TRPX.” The depositary and registrar for our ADSs is ______. The depositary’s address is __________.

Other Relationships

From time to time, the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which services it may in the future receive, customary fees. In the course of its businesses, the underwriters and their affiliates may actively trade our securities or loans for their own accounts or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, the underwriters have not provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain the underwriters to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

EXPENSES

Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with the offer and sale of the ADSs and Warrants by us. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates:

SEC registration fee		$1,038.40
FINRA filing fee	$
Transfer agent / depositary bank fees and expenses	$
Printer fees and engraving expenses	$
Legal fees and expenses	$
Accounting fees and expenses	$
Miscellaneous	$
Total	$

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus will be passed upon for us by Horn & Co. – Law Offices, Tel Aviv, Israel. Certain legal matters related to the offering will be passed upon for the underwriter by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of Therapix Biosciences Ltd. as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, have been incorporated by reference herein in reliance upon the report (which contains an explanatory paragraph relating to the substantial doubt about the company’s ability to continue as a going concern as described in Note 1(c) to the financial statements) of Kost Forer Gabbay & Kasierer (a Member of Ernst & Young Global), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Horn & Co. – Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at www.nano-di.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 20-F for the year ended December 31, 2018, filed on May 15, 2019 (File No. 001-38041);

●	our Reports on Form 6-K filed on May 23, 2019, May 29, 2019, June 18, 2019, July 5, 2019, July 23, 2019, July 31, 2019, August 27, 2019, October 10, 2019, October 15, 2019, November 7, 2019 (the first two paragraphs and the sections titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1, and Exhibits 99.2 and 99.2 to the Form 6-K), November 13, 2019 (the first four paragraphs and the sections titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K), November 19, 2019 (the first two and the fifth paragraphs and the sections titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K), December 2, 2019 (the first two paragraphs and the sections titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K), December 4, 2019, December 11, 2019, January 2, 2020, January 8, 2020, January 22, 2020; and

●	the description of our Ordinary Shares contained in our Form 8-A filed on March 21, 2017 (File No. 001-38041).

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: Therapix Biosciences Ltd., 4 Ariel Sharon Street, HaShahar Tower, 16th Floor, Givatayim 5320047, Israel, Tel: +972-3-6167055.

American Depositary Shares

Representing Ordinary Shares

Warrants to Purchase American Depositary Shares

Therapix Biosciences Ltd.

PROSPECTUS

Roth Capital Partners

           , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided that a provision authorizing such indemnification is inserted in its articles of association. Our articles of association contain such a provision. An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court must be limited to events which in the opinion of the Board of Directors can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or a criteria determined by the Board of Directors as reasonable under the circumstances, and such undertaking must detail the abovementioned events and amount or criteria.

In addition, a company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or as a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent;

●	an Israeli company may insure a director or officer against the following liabilities incurred for acts performed as a director or officer;

●	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of an office holder;

●	a breach of duty of loyalty to the company, provided the director or officer acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and

●	financial liabilities imposed on the office holder for the benefit of a third party.

An Israeli company may not, however, indemnify or insure an office holder against any of the following:

●	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive unlawful personal benefit; or

●	a fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Israeli Companies Law, or the Companies Law, indemnification and insurance of office holders must be approved by our compensation committee, our Board of Directors and, in certain circumstances, by our shareholders. We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law. In addition, we have entered into indemnification agreements with each of our directors providing them with indemnification for liabilities or expenses incurred as a result of acts performed by them in their capacity as our, or our subsidiaries’, directors and officers. This indemnification is limited both in terms of amount and coverage and it covers certain amounts regarding administrative proceedings insurable or indemnifiable under the Companies Law and our articles of association. In the opinion of the U.S. Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the U.S. Securities Act of 1933, as amended, or the Securities Act, is against public policy and therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since January 1, 2017, which were not registered under the Securities Act of 1933, as amended, or the Securities Act. We believe that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

In March 2017, as part of a private placement, we issued to Dr. Haim Amir 5,357,143 Ordinary Shares, at a price per share of NIS 0.70 (approximately $0.19). Pursuant to the agreement, in the event that we raise additional funds by means of a private placements (excluding public offerings) upon less favorable terms relating to the price per share, then we would be required to issue to Dr. Amir, for no additional consideration, such number of Ordinary Shares reflecting the difference between the new price per share and the price per share actually paid by Dr. Amir. In addition, in the event that we raise additional funds by means of a public offering of our Ordinary Shares or ADSs upon less favorable terms relating to the price per share, then immediately following the closing of such public offering, we would be required to pay Dr. Amir an amount, calculated as the number of his purchased shares (5,357,143 Ordinary Shares) multiplied by the difference between NIS 0.70 and the future public offering price per share. Pursuant to our sole discretion, we may choose to pay this sum in cash and/or in Ordinary Shares (at a price per share of such public offering). In addition, Dr. Amir was entitled to price protection rights to participate in our future private placements upon the same terms offered to future investors, on a pro-rata basis to his holdings. The foregoing anti-dilution rights have expired. Since we issued our ADSs in our U.S. IPO on Nasdaq at a public offering price of $6.00 per ADS, which is less than $7.71 per ADS, we issued 1,529,910 Ordinary Shares to Dr. Haim Amir according to the price protection provision mentioned above.

On November 23, 2018, we entered into a securities purchase agreement and a registration rights agreement with YA II PN Ltd., or YA II PN, a fund managed by Yorkville Advisors Global L.P., for the sale in a private placement of up to $2.5 million in principal amount of unsecured convertible debentures, or the Debentures. Interest on the Debentures will accrue at a rate of 5% per annum and is payable upon the maturity date of the Debentures, being 12 months from the issuance of each Debenture. The first tranche of $1.5 million of the Debentures was issued on November 23, 2018, and YA II PN received 9,171 ADSs as a commitment fee. The outstanding principal, together with accrued and unpaid interest, will be convertible, at the option of the YA II PN, into ADSs at 95% of the lowest daily volume weighted average price during the five consecutive trading days, immediately preceding the conversion date. Provided that the ADSs are trading below $7.00, we have the right to redeem in cash the Debentures at 110% of the principal amount of the Debentures plus accrued interest. To date, the outstanding debt under the Debenture is $1.25 million, after paying YA II PN approximately $0.25 million in exchange of YA II PN participating in the April 2019 fundraising. On March 14, 2019, an amendment to the securities purchase agreement was signed due to the fact that we did not comply with certain abovementioned conditions and accordingly deemed to be in default by YA II PN. According to the amendment, YA II PN agreed to waive the requirements under the securities purchase agreement and as such, we are not in default pursuant to the terms of the securities purchase agreement. In addition, we and YA II PN mutually agreed to waive any and all requirements to hold a second closing or third closing.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit	Description

1.1**	Form of Underwriting Agreement by and among the Company and the underwriter named therein.

3.1	Articles of Association of Therapix Biosciences Ltd. (unofficial English translation from Hebrew original) (filed as Exhibit 99.1 to a Form 6-K (File No. 001-38041) as filed on December 11, 2019, and incorporated herein by reference).

4.1	Amended and Restated Depositary Agreement dated March 21, 2017 (filed as Exhibit 4.2 to our Registration Statement on Form F-3 as filed with the Securities and Exchange Commission on August 29, 2019, and incorporated herein by reference).

4.2	Specimen American Depositary Receipt (included in Exhibit 4.1).

4.3	Form of Warrant to purchase Ordinary Shares Represented by American Depositary Shares, dated March 2019 (filed as Exhibit 4.1 to Form 6-K (File No. 001-38041) filed on March 28, 2019, and incorporated herein by reference).

4.4**	Form of Warrant.

5.1**	Opinion of Horn & Co. – Law Offices.

5.2**	Opinion of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP.

10.1^	License Agreement dated May 20, 2015, by and between the Company and Dekel Pharmaceuticals Ltd. (filed as Exhibit 10.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on December 6, 2016, and incorporated herein by reference).

10.2^^	License Agreement dated July 29, 2018, by and between the Company and Yissum Research Development Company of the Hebrew University of Jerusalem Ltd. (filed herewith).

10.3	Israeli Share Option Plan (2015) (filed as Exhibit 10.5 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on November 4, 2016, and incorporated herein by reference).

10.4	Israeli Share Option Plan (2005) (filed as Exhibit 10.6 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on November 4, 2016, and incorporated herein by reference).

10.5	Form of Indemnification Agreement (filed as Exhibit 4.12 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on May 1, 2017, and incorporated herein by reference).

10.6	Form of Exculpation Agreement (filed as Exhibit 10.13 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on November 4, 2016, and incorporated herein by reference).

10.7	Second Amendment to License Agreement dated as of September 17, 2017, by and between the Company and Dekel Pharmaceuticals Ltd. (filed as Exhibit 4.16 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on April 30, 2018, and is incorporated herein by reference).

10.8	Amended Compensation Policy approved by the Company’s shareholders on October 25, 2017 (filed as Annex B to Exhibit 1 to our Form 6-K filed on September 19, 2017, and incorporated herein by reference).

23.1*	Consent of Kost, Forer, Gabbay & Kasierer, a member of EY Global.

23.2**	Consent of Horn & Co. – Law Offices (included in Exhibit 5.1).

23.3**	Consent of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP (included in Exhibit 5.2).

24.1	Power of Attorney (included on the signature page of the Registration Statement).

*	Filed herewith.

**	To be filed by amendment.

^	Confidential treatment was granted with respect to certain portions of this exhibit pursuant to 17.C.F.R. §240.24b-2. Omitted portions were filed separately with the SEC.

^^	Certain identified information in the exhibit has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to Therapix if publicly disclosed.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Givatayim, State of Israel on January 30, 2020.

THERAPIX BIOSCIENCES LTD.

By:	/s/ Ascher Shmulewitz
Ascher Shmulewitz, M.D., Ph. D
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Therapix Biosciences Ltd. hereby constitute and appoint each of Yoav Stern and Yael Sandler with full power of substitution, each of them singly our true and lawful attorneys-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ascher Shmulewitz	Chairman of the Board of Directors and Chief Executive Officer	January 30, 2020
Ascher Shmulewitz, M.D, Ph.D.	(Principal Executive Officer) and Director

/s/ Oz Adler	Chief Financial Officer	January 30, 2020
Oz Adler	(Principal Financial and Accounting Officer)

/s/ Amit Berger	Director	January 30, 2020
Amit Berger

/s/ Eric So	Director	January 30, 2020
Eric So

/s/ Stephen M. Simes	Director	January 30, 2020
Stephen M. Simes

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, C T Corporation System, the duly authorized representative in the United States of Therapix Biosciences Ltd., has signed this registration statement on January 30, 2020.

C T Corporation System

By:	/s/ Christine Kelm
Christine Kelm
Assistant Secretary